Exhibit 99
September 1, 2005
HELMERICH & PAYNE ANNOUNCES PRELIMINARY HURRICANE DAMAGE ASSESSMENT
     Helmerich & Payne, Inc. announced today that one of its eight active offshore platform rigs located in the Gulf of Mexico has experienced significant damage as a result of Hurricane Katrina. The Company had evacuated all of its personnel from its Gulf of Mexico offshore operations and sustained no injuries or fatalities.
     The Company’s Rig 201, which operates on Shell’s Mars tensioned-leg platform, lost its entire derrick and suffered considerable damage to the rig floor and substructure. At this time, the Company does not have an estimate of damages, but it is anticipated that insurance proceeds will cover all of its capital loss, less a $1 million deductible. The Company is presently analyzing its contract with the operator to determine any effect on income. Quarterly pre-tax cash flow from the platform rig was approximately $1.8 million for each of the past three fiscal quarters.
     Early indications from inspections of the remainder of the Company’s platform rigs and facilities are that little or no damage occurred to the rest of the Company’s assets in the Gulf of Mexico. However, further assessments are currently underway and are still incomplete.
     Helmerich & Payne, Inc. (HP/NYSE) is a contract drilling company that owns 90 U.S. land rigs, 11 U.S. platform rigs located in the Gulf of Mexico, and 27 rigs located in South America, for a total of 128 rigs. Included in the total fleet of 128 rigs are 50 H&P-designed and operated FlexRigs®. The Company also has contracts that will result in the construction of 25 new FlexRigs during fiscal 2006.
     The information disclosed herein includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Helmerich & Payne in its Form 10-K filed with the Securities and Exchange Commission on December 13, 2004. As a result of these factors, the Company’s actual results may differ materially from those indicated or implied by such forward-looking statements.
*FlexRig® is a registered trademark of Helmerich & Payne, Inc.
Contact: Doug Fears
(918) 588-5208
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